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                                                                    EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                     2003      2002     2001     2000    1999
                                                    ------    ------   ------   -----   -----
Interest expense net of
   capitalized interest.........................    12,027    11,640   11,279   3,499     295
   Rental expense full year.....................     2,136     2,548    2,707   1,069   1,016
Rental expense 1/3 of full year.................       178       849      902     356     339
                                                   -------    ------   ------   -----   -----
Fixed charges...................................    12,205    12,489   12,181   3,855     634
                                                   -------    ------   ------   -----   -----

Earnings (Loss) before income taxes.............   (16,755)   (6,537)  (1,779)  4,239   3,281
Amortization of capitalized interest............      (300)     (766)  (1,207)     --      --
                                                   -------    ------   ------   -----   -----

Earnings (Loss) before income taxes and
   amortization of capitalized interest.........   (17,055)   (7,303)  (2,986)  4,239   3,281
                                                   -------    ------   ------   -----   -----

"Earnings" ("Loss") is fixed charges plus
   earnings (loss) before income taxes and
   amortization of capitalized interest.........    (4,850)    5,186    9,195   8,094   3,915
                                                   -------    ------   ------   -----   -----

Ratio of "earnings" ("loss") to fixed charges...      (0.4)      0.4      0.8     2.1     6.2
                                                   -------    ------   ------   -----   -----

Preferred dividends.............................        --        --       --      --      --
                                                   -------    ------   ------   -----   -----

Fixed charges and preferred dividends...........    12,205    12,489   12,181   3,855     634
                                                   -------    ------   ------   -----   -----

Ratio of "earnings" ("loss") to fixed charges
   and preferred dividends......................      (0.4)      0.4      0.8     2.1     6.2
                                                   -------    ------   ------   -----   -----
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